Exhibit 8(cccc)(5)

Amendment No. 3 to Participation Agreement (TST)

(RETAIL)

AMENDMENT NO. 3 TO

PARTICIPATION AGREEMENT BETWEEN

TRANSAMERICA CAPITAL, INC. AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

The Participation Agreement, dated September 1, 2008 (“Agreement”) between Transamerica Capital, Inc. (the “Underwiter”), and Transamerica Advisors Life Insurance Company of New York (f/k/a ML Life Insurance Company of New York), (the “Company”), is hereby amended as of May 1, 2012 as follows:

1.	Schedule A of the Agreement is deleted in its entirety and replaced with the following Amended Schedule

A:

AMENDED SCHEDULE A

Dated: May 1, 2012

SEPARATE ACCOUNTS OF THE COMPANY

ML of New York Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch Investor Choice Annuity® NY

(IRA Series)

2.	Schedule B of the Agreement is deleted in its entirety and replaced with the following Amended Schedule

B:

AMENDED SCHEDULE B

FUNDS AND CLASSES

Dated: May 1, 2012

Class A Shares of the following registered investment companies:

Transamerica Flexible Income

Transamerica Growth Opportunities

Transamerica Small/Mid Cap Value

Transamerica Diversified Equity

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative, effective as of May 1, 2012.

TRANSAMERICA CAPITAL, INC.		TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By its authorized officer,		By its authorized officer,

By:	/s/ Brenda L. Smith	By:	/s/ Arthur D. Woods
	Brenda L. Smith		Arthur D. Woods
Title:	Assistant Vice President	Title:	Vice President

2